UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2011

AXION INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, New Jersey (Address of principal executive offices)	07974 (Zip Code)

Registrant’s telephone number, including area code: (908) 542-0888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2011, Axion appointed Dr. Allen Hershkowitz to the Company’s board of directors.   Dr. Hershkowitz is a Senior Scientist at the Natural Resources Defense Council (“NRDC”) and a leader in the movement to make environmental responsibility understandable and achievable for every individual and institution.  Dr. Hershkowitz joined NRDC’s senior staff in 1988, and has been the force behind some of the organization’s most effective and visible initiatives. Through the years, he has championed systemic change on critical issues ranging from sustainable development and recycling to forestry, paper industry impacts, mountaintop coal mining, waste incineration, and medical wastes.

Melding ecological expertise with a positive approach, Dr. Hershkowitz directs the greening of American icons including professional sports leagues and major record labels. He was the architect of the greening of the 2007 - 2010 Academy Awards, and the 50th, 51st and 52nd GRAMMY Awards.  His leadership in helping Major League Baseball (MLB), the National Basketball Association (NBA), the U.S. Tennis Association (USTA) and the National Hockey League (NHL) go green earned him the U.S. EPA’s 2008 Environmental Merit Award. Dr. Hershkowitz helped drive the greening of the Warner Music Group and he helped establish and serves on the Steering Committee of Broadway Greening Alliance and the Green Sports Alliance. Dr. Hershkowitz also serves on the 2011 NCAA Final Four Sustainability Committee.

Dr. Hershkowitz is among the nation’s progressive pioneers in environmental responsibility. His work in the field of industrial ecology has ranged from advising corporations such as DuPont, Hugo Neu and Sims Metal Management in their sustainability efforts, to protect ecologically compromised areas in Belize, fragile Appalachian ecosystems threatened by mountaintop removal coal mining, the boreal forests and other ecologically irreplaceable areas. Dr. Hershkowitz was a lead negotiator in NRDC’s historic 2006 forestry protection settlement with Bowater Paper Company, which led to breakthrough protections of the Cumberland Plateau region. His was an originator of Testing the Waters, NRDC’s influential annual documentation of beach closures.

His affiliations with the nation’s most prominent leaders and agencies run deep. Dr. Hershkowitz helped author President Clinton’s “Greening the Government” executive order in 1993, and has served on the DuPont Corporation’s Bio-Based Fuels Life Cycle Assessment Advisory Board. He has served on the National Academy of Sciences' National Research Council Committee on the Health Effects of Waste Incineration.  Previously he has served as the Chairman of the New York State Department of Environmental Conservation Commissioner's Advisory Board on Operating Requirements for Municipal Solid Waste Incinerators.  He has also served on the EPA's Science Advisory Board Subcommittee on Sludge Incineration, as well as the Agency for Toxic Substances and Disease Registry's Peer Review Panel for its Report to Congress on the Health Implications of Medical Waste.  Dr. Hershkowitz was the Principal Contractor for the United States Congressional Office of Technology Assessment's Report to Congress on Municipal Solid Waste Management.  He was a member of the U.S. EPA's Regulatory Negotiations on Fugitive Emissions from Equipment Leaks at Synthetic and Organic Chemical Manufacturing Industries.  Dr. Hershkowitz served on the American Society of Mechanical Engineers Committee on Worker Training and Waste-to-Energy plants, he has been invited to serve as a discussant at international gatherings of environmental officials by the Organization of Economic Cooperation and Development (OECD) and has been invited to present his research findings on sustainable industrial development before the United Nations Environment Program in Paris. Dr. Hershkowitz has received top honors from Scenic Hudson for working to protect the Hudson River and was honored by the American Institute of Architects for spearheading a massive Bronx recycling and sustainability initiative.  Outside the U.S., Dr. Hershkowitz has a long history of consistent involvement in some of the world’s foremost environmental initiatives, from Japan and Europe to Central America.

Dr. Hershkowitz served on the editorial board of OnEarth magazine from 2006-2008, and is the author of Bronx Ecology: A Blueprint for a New Environmentalism (Island Press, 2002). He served on the National Research Council committee that wrote Waste Incineration & Public Health (National Academy Press: Washington, Dec. 2000), and his other publications include Too Good To Throw Away: Recycling’s Proven Record (New York: NRDC, 1997), Garbage Management in Japan (New York: INFORM, 1987), Garbage Burning: Lessons from Europe (New York: INFORM, 1986), and Garbage: Practices, Problems and Remedies (New York: INFORM, 1988). He has also published many articles in Technology Review; Environmental Impact Assessment Review (MIT); Environmental Forum; The New York Times; The Atlantic Monthly; Social Research; Newsday; The Nation; the American Book Review, and other outlets. He has also contributed essays to numerous books.

Dr. Hershkowitz has received awards and recognition from the U.S. EPA, the American Institute of Architects, Scenic Hudson, and the Natural Resources Defense Council. Dr. Hershkowitz received his Ph.D. in political economics, specializing in energy resources economics, from the City University of New York Graduate School in 1986. He earned a M. Phil. in political economics in 1982, a B.A. (cum laude) from the City College of New York in 1978 and a Certificat D’assiduite from the University of Grenoble in 1975.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axion International Holdings, Inc.

Dated: June 1, 2011	By:	/s/ Donald Fallon
Name: Donald Fallon
Chief Financial Officer